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                                                                   EXHIBIT 10.2

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

               THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") entered into as of the 30th day of June, 1998 by and between RENEX CORP., a Florida corporation ("Company"), and ORESTES L. LUGO ("LUGO").

                                R E C I T A L S:

               A. The Company is a provider of kidney dialysis treatments in various parts of the United States to individuals suffering from end stage renal disease (the "Business"); and

               B. LUGO has been in the continuous employ of the Company since August 1995 as its Vice President/Chief Financial Officer; and

               C. The Company and LUGO entered into an Employment Agreement as of the 21st day of April 1997 (the "Employment Agreement"); and

               D. The Company desires to continue to employ LUGO as the Company's Vice President/Chief Financial Officer and LUGO desires to continue to be employed by the Company in such position on the terms and conditions provided herein; and

               E. The Company believes that it is in the best interest of the Company to assure LUGO of a secure minimum compensation and to diminish the inevitable distraction of LUGO that may result in the event of the possibility, threat or occurrence of a change of control, by providing for certain compensation arrangements upon a change of control; and

               F. The parties desire to amend the Employment Agreement on the terms hereof and to restate the Employment Agreement in its entirety herein.

               NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

               1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

               2. EMPLOYMENT.

                       2.1. POSITION OF EMPLOYMENT. The Company hereby continues the employment of LUGO as its Vice President/Chief Financial Officer upon all of the terms and conditions hereinafter set forth. LUGO shall perform such duties as are usually performed by a Vice President/Chief Financial Officer of a business similar in scope as the Business and such other reasonable additional duties as may be prescribed from time to time by the Company's Board of Directors, taking into account LUGO's education, experience and job responsibilities. LUGO shall report directly to the President. All actions shall be subject and subordinate to review and approval by the Board of Directors and any and all committees of the Board of Directors. The





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precise responsibilities of LUGO may be modified from time to time in accordance with reasonable policy established by the Board of Directors of the Company consistent with LUGO's qualifications and experience.

                       2.2. DEVOTION OF TIME. During the term of LUGO's employment, LUGO shall devote his full business time, ability and attention to the business affairs of the Company. LUGO agrees to use his best efforts to perform faithfully and efficiently such responsibilities. LUGO shall be permitted to (i) serve on corporate, civic or charitable boards or committees; and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions. All income received from such other endeavors shall be for the exclusive benefit of LUGO and the Company shall have no interest therein.

                       2.3. WORKING FACILITIES. During the term of this Agreement, the Company shall furnish, at LUGO's principal place of employment, an office, furnishings, secretary and such other facilities commensurate and suitable to his position and adequate for the performance of his duties hereunder.

                       2.4. LOCATION OF EMPLOYMENT. Unless otherwise agreed to by LUGO, LUGO's principal place of business shall be within Dade or Broward Counties, Florida.

               3. TERM OF EMPLOYMENT

                       3.1. TERM OF EMPLOYMENT. The term of this Agreement shall be from April 21, 1997 (the "Commencement Date") and shall end three (3) years thereafter, subject to earlier termination or extension as otherwise set forth in this Agreement.

                       3.2. AUTOMATIC EXTENSION. This Agreement shall be automatically extended for successive three (3) year periods at the end of the initial or any extended term, unless either party provides written notice of termination to the other party at least 120 days prior to the expiration of the initial or extended term respectively.

                       3.3. TERMINATION OF EMPLOYMENT BY THE COMPANY FOR CAUSE. The Company may terminate LUGO's employment upon fifteen (15) days written notice for the reasons set forth in Section 3.3.1 below, if such default is not cured within such notice period, or such additional time as is reasonably necessary to cure such default if LUGO is using diligent efforts to cure such default. The Company shall be entitled to terminate LUGO's employment without notice or an opportunity to cure for the reasons set forth in Section 3.3.2 herein.

                                3.3.1. NOTICE. Notice or an opportunity to cure
shall be required for the following reasons:

                                         (a) A default or breach by LUGO of any
of the material provisions of this Agreement detrimental to the Company;

                                         (b) refusal to follow reasonable and
lawful directives of the Company's Board of Directors or any committee thereof which are consistent with LUGO' duties and responsibility outlined in this Agreement; or





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                                3.3.2. NO NOTICE. No notice or an opportunity to
cure shall be required for the following:

                                         (a) actions by LUGO constituting fraud,
embezzlement or dishonesty;

                                         (b) the deliberate and knowing breach
by LUGO of the Company's internal financial controls;

                                         (c) LUGO furnishing false, misleading,
or omissive information or omitting to furnish material information to the Company's Board of Directors, or any committee thereof, in the reasonable judgment of the Board of Directors;

                                         (d) any action by LUGO which
constitutes a breach of the confidentiality of the Business and/or trade secrets of the Company;

                                         (e) LUGO's gross negligence in the
performance of his duties as outlined in this Agreement;

                                         (f) any violation of federal or state
law by LUGO which have a material detrimental impact on the Company;

                                         (g) at such time as LUGO shall have
failed, by reason of mental or physical disability or illness ("Disability" as hereinafter defined), to perform his services pursuant to this Agreement for a period of one hundred eighty (180) days. Disability shall be defined to mean the inability of LUGO to perform his duties under this Agreement, based on injury, illness or physical or mental conditions as determined by the Company's Board of Directors, which determination must be supported by two licensed physicians, one of each selected by the Company and LUGO; provided, however, if the Company maintains a policy insuring against the disability of LUGO, Disability shall have the meaning ascribed in such policy. Upon the Board's initial determination of disability, LUGO will submit to mental and physical examinations which shall be paid by the Company, unless otherwise covered by health benefits provided by the Company to LUGO. The failure of LUGO to submit to such reasonable examinations within fifteen (15) days of such request shall be conclusive that such Disability exists.

                                3.3.3. NO ADDITIONAL COMPENSATION. Upon
termination for the reasons set forth in Section 3.3 herein, the Company shall not be liable for any further compensation or benefits following the date of termination, other than accrued Base Salary. Notwithstanding, LUGO shall be entitled to receive all appropriate benefits mandated by the Consolidated Budget Reconciliation Act of 1985 ("COBRA").

                       3.4. TERMINATION BY LUGO. LUGO may terminate this Agreement upon thirty (30) days written notice, upon the occurrence of a material default of this Agreement by the Company, which default is not cured within the thirty (30) day notice period. Such notice shall set forth with particularity the facts underlying the claimed default. If LUGO terminates this Agreement under this Section 3.4, LUGO shall be entitled to the Severance Payment as provided in Section 4.6.





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                       3.5. TERMINATION WITHOUT CAUSE. The Company shall have
the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to payment by the Company of the Severance Payment described in
Section 4.6 herein. Notwithstanding anything herein to the contrary, in the event that LUGO's employment is terminated in accordance with this Section 3.5, LUGO's rights under any and all employee stock option programs or individual stock option arrangements shall remain in effect and provide to LUGO the ability to exercise any and all stock options vested as of the date of termination through the remainder of the terms of such options, which termination dates shall not be accelerated based on the termination of employment.

                       3.6. TERMINATION UPON DEATH. This Agreement shall be terminated immediately upon the death of LUGO. Within thirty (30) days following such termination, the Company shall pay to LUGO's estate: (i) all accrued Base Salary and bonuses; and (ii) a sum equal to six (6) months' Base Salary. In addition, upon the determination of bonuses for the fiscal year in which LUGO died, the Company shall pay to LUGO's estate, a prorated bonus based on the number of days LUGO provided services hereunder during the year of his death.

                       3.7. TERMINATION BY LUGO UPON CHANGE OF CONTROL. LUGO may terminate this Agreement upon thirty (30) days written notice at any time within eighteen (18) months after the occurrence of a "Change of Control." Upon such termination, LUGO shall be entitled to the Severance Payment set forth in
Section 4.6 below. Notwithstanding anything herein to the contrary, in the event that LUGO's employment is terminated in accordance with this Section 3.7, LUGO's rights under any and all employee stock option programs or individual stock option arrangements shall remain in effect and provide to LUGO the ability to exercise any and all stock options vested as of the date of termination through the remainder of the terms of such options, which termination dates shall not be accelerated based on the termination of employment.

                       3.8. DEFINITION OF CHANGE OF CONTROL. Change of Control is defined for the purposes of this Agreement as any of the following acts:

                                3.8.1. The acquisition by any person, entity or
"group" within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors. Notwithstanding, any purchase by underwriters pursuant to a firm commitment underwriting shall not constitute a Change of Control; or

                                3.8.2. If the individuals who serve on the
Company Board of Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person who becomes a director subsequent to the Commencement Date whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then compiling the Incumbent Board shall be for purposes of this Agreement considered as if such person was a member of the Incumbent Board; or





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                                3.8.3. Approval by the Company's stockholders of
(i) a merger, reorganization or consolidation whereby the Company's shareholders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

               4. COMPENSATION AND BENEFITS

                       4.1. SALARY. Subject to the provisions of Section 4.2 herein, the Company shall pay to LUGO, a base salary at a total annual rate of $155,000 payable in cash. Base Salary shall be paid in regular payroll intervals consistent with payroll policy established by the Company from time to time.

                       4.2. COST OF LIVING INCREASE. On each anniversary date of the Commencement Date during the term hereof or any extension, Base Salary shall be increased by the greater of (i) six (6%) percent of then existing Base Salary, or (ii) the percentage increase, if any, of the consumer price index for Urban Wage Earners and Clerical Workers (Greater Metropolitan Miami area; all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor. The Company's Board of Directors shall have the discretion to grant increases in Base Salary in excess of the amounts provided herein.

                       4.3. BONUS. Prior to the commencement of each fiscal year, the Board of Directors or its compensation committee, if any, shall establish in good faith a reasonable and justifiable incentive bonus plan for LUGO for such fiscal year. The incentive bonus plan shall provide LUGO the ability to earn a bonus based upon certain goals and objectives to be established in such incentive bonus plan. Such bonus, if any, shall be payable within thirty (30) days following the completion of the Company's audit for such fiscal year by its independent auditors.

                       4.4. STOCK OPTIONS. LUGO shall be eligible from time to time to receive grants of stock options, under stock option plans or otherwise, in such amounts and at such times as determined by the Board of Directors or any committee thereof. All options granted to LUGO shall:

                                (a) have a minimum term of five (5) years within
which to exercise such options;

                                (b) have a vesting schedule of no worse than
twenty-five (25%) percent as of the date of grant and twenty-five (25%) on each anniversary date of such grant thereafter;

                                (c) vesting shall be accelerated upon a change
of control of the Company;

                                (d) have an exercise price no greater than the
market price of the underlying securities as of the date of grant; and






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                                (e) such other terms and conditions as are
customary for similar types of options.

                       4.5. ADDITIONAL BENEFITS.

                                4.5.1. VACATION. LUGO shall be entitled to a
reasonable number of discretionary paid vacation days consistent with his level of employment, duties and seniority during each twelve-month period during the term of this Agreement, but in no event less than fifteen (15) days during each period. Vacation time may be accumulated for a period of not longer than two (2) years. LUGO shall not receive compensation for days not used.

                                4.5.2. AUTOMOBILE EXPENSES. During the term of
this Agreement, the Company shall pay to LUGO an automobile allowance of $600 per month net of taxes, which shall be inclusive of all expenses associated with the operation of such automobile, including depreciation, gasoline, insurance, repairs and maintenance.

                                4.5.3. PROFESSIONAL EDUCATION. During each
calender year during the term of this Agreement, the Company shall pay for the cost of 40 hours of continuing professional education ("CPE") credits necessary for LUGO to maintain his certified public accounting license. Such CPE costs shall include LUGO's attendance at one national out-of-town CPE class of his choice during each calender year, up to a maximum of $3,000 for such attendance, which expenses shall include the cost of the CPE credits, travel, hotel accommodations and other reimbursement of expenses consistent with normal Company travel policy.

                                4.5.4. REIMBURSEMENT OF EXPENSES. LUGO shall be
reimbursed by the Company, upon presentation of adequate receipts, for all business expenses which are reasonably incurred by LUGO in the performance of his duties under this Agreement, including but not limited to travel, cellular phone and similar expenses. All travel expenses shall be incurred in accordance with reasonable policy established by the Board of Directors.

                                4.5.5. PARTICIPATION IN EMPLOYEE BENEFIT PLANS.
LUGO shall be entitled to participate, subject to eligibility and other terms generally established by the Company's Board of Directors, in any group hospitalization, health, dental care, profit sharing and pension, and other benefit plans, as may be adopted or amended by the Company from time to time as affecting employees of similar status. The Company shall provide health insurance for LUGO and his dependents and shall pay all premiums incurred thereby.

                       4.6. SEVERANCE PAYMENT. LUGO shall be entitled to the Severance Payment as calculated below in the event that LUGO's employment is terminated (i) by the Company without cause; (ii) by LUGO after a material default by the Company; (iii) by LUGO after a Change of Control pursuant to
Section 3.7; or (iv) by the Company for any reason after a Change of Control. The Severance Payment shall be an amount equal to the greater of:

                                (a) The sum of (i) Base Salary payments LUGO
would have received has his employment continued for the remaining term of this Agreement; and (ii) three





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times any bonus paid to LUGO in the preceding twelve (12) months prior to termination, including the value of any stock options or stock issued in lieu of cash bonuses; or

                                (b) $500,000.

               The Severance Payment shall be paid 100% in cash on the effective date of such termination. In addition to the Severance Payment, LUGO shall be entitled to all of the benefits and personal perquisites otherwise provided in this Agreement for a period of time which is the greater of (i) the remaining term of this Agreement (if it were not terminated), or (ii) three (3) years (the "Severance Period"). Such benefits shall include, but are not limited to, automobile allowance, health and life insurance and any other benefit LUGO was receiving at the time of termination. Notwithstanding anything herein to the contrary, reimbursement of expenses as provided in Section 4.5.4 herein is not a benefit during the Severance Period. Any benefit or prerequisite that is payable in cash shall be payable in equal installments on the first day of each month during the Severance Period.

               5. REPRESENTATIONS. LUGO hereby represents to the Company that he is in good health, he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause an insurance company to reject an application by LUGO for life insurance or for accident, sickness or disability insurance. LUGO represents and warrants that to the best of his knowledge he is not subject to any restrictive covenants under any other agreements prohibiting his performance in full hereunder, or which would subject the Company to any valid claims for tortious interference.

               6. CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                       6.1. CONFIDENTIALITY. LUGO shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone without the Company's prior written consent, any knowledge or information with respect to any aspect of the Business, including but not limited to: the Company's costs; fees or models; physician or patient names; provider names; referral sources; addresses and telephone numbers of patients and referral sources; billing procedures, prices and terms; its business techniques, computer programs and printouts; identity of prospective patients, providers or referral sources; information disclosed by the Company's patients to the Company; or other information concerning the Business or its employees. All information given to LUGO in connection with his employment shall be considered confidential and proprietary.

                       6.2. OWNERSHIP OF INFORMATION. LUGO recognizes that all records; patient lists; provider lists; referral lists; material cost data; fees or models; files and correspondence with patients, referral services, physicians, and providers of services; computer printouts; contracts; reports; notes; business plans; compilations of other recorded matter; and copies or reproductions thereof, relating to the Company's operations and activities made or received by LUGO in the course of his employment are the exclusive property of the Company and LUGO holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested. All of such information, which if used by LUGO outside the scope of his employment, could cause irreparable and continuing injury to the Business for which there may not be an adequate remedy at law.




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               7. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, LUGO covenants and agrees that during his employment, and for a period of one (1) year after he ceases to be employed by the Company, regardless of the manner or cause of termination:

                       7.1. NON-COMPETITION. LUGO will not be an employee, agent, director, stockholder or owner (except of not more than 1% of the securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in the provision of services similar to the Company's business as of termination (a "Competing Business") within 100 miles of any office, center, clinic or other location of the Company, or any of its subsidiaries or affiliates;

                       7.2. SOLICITATION OF BUSINESS. LUGO will not contact, call upon, solicit business from, sell or render services to any patient, provider, insurer, HMO, managed care company or contract party of the Company, or any of its affiliates with respect to a Competing Business or purchase from any supplier or potential supplier any materials for same and LUGO shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts; or

                       7.3. SOLICITATION OF EMPLOYEES. LUGO will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for himself or on behalf of any business, firm, corporation, partnership, association or proprietorship enter into any agreements with, solicit, or directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company, or any of its subsidiaries or affiliates for the purpose of causing said officer, sales person, agent or other employee to terminate employment with the Company.

                       7.4. NON-ENFORCEMENT OF RESTRICTIVE COVENANT:
Notwithstanding anything herein to the contrary, if this Agreement is terminated
(a) by LUGO as a result of the material breach of this Agreement by the Company,
(b) if the Company fails to make any Severance Payment required herein within ten (10) days after such payment is due, or (c) by LUGO in accordance with
Section 3.7 herein, then in such event the Restrictive Covenants contained in this Section 7 shall thereafter be unenforceable by the Company. Notwithstanding termination of the restrictive covenants, the Company will still be obligated to pay the remaining Severance Payments thereafter due.

               8. ACKNOWLEDGMENT. LUGO HEREBY ACKNOWLEDGES AND UNDERSTANDS THIS AGREEMENT INHIBITS LUGO'S ABILITY TO WORK FOR THE SAME OR SIMILAR KIND OF BUSINESS FOR A PERIOD OF ONE (1) YEAR AFTER THE END OF LUGO's EMPLOYMENT WITH THE COMPANY. LUGO acknowledges and confirms that the length of the term and geographic restrictions contained in this Agreement are fair and reasonable and not the result of overreaching, duress or coercion of any kind. LUGO further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Agreement will not cause any undue hardships, financial or otherwise and that enforcement of this Agreement will not impair LUGO's ability to obtain employment commensurate with LUGO's abilities and on terms




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fully acceptable to LUGO. LUGO acknowledges that LUGO will be receiving significant information regarding the Business which LUGO has not previously received and would not receive without being employed by the Company. LUGO acknowledges and confirms that such information would cause the Company serious injury and loss if used by LUGO for the benefit of a competitor.

               9. MATERIAL VIOLATION. A violation of Sections 6 or 7 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 11. LUGO acknowledges that compliance with the provisions of Sections 6 and 7 are necessary to protect the goodwill and proprietary interests of the Company and is a material condition of employment. LUGO acknowledges and agrees that proof of one such personal solicitation by LUGO of a patient, referral source, HMO, managed care company, insurance company, supplier or employee, shall constitute absolute and conclusive evidence that LUGO has substantially and materially breached the provisions of this Agreement.

               10. MATERIAL COVENANTS. It is understood by and between the parties that the foregoing covenants set forth in Sections 6 and 7 are essential elements of this Agreement, and that but for the agreement of LUGO to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by LUGO shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action LUGO may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

               11. REMEDIES. LUGO hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                       (a) the Company will suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. LUGO agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to them, the Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, without any requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                       (b) Any and all of the Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which the Company may have at law or in equity including, but not limited to, the right to monetary damages.

               12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, paragraphs or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.





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

               13. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when hand-delivered, mailed through the U.S. Postal Service via certified mail, return receipt requested, postage prepaid, through a nationally recognized overnight courier, or via facsimile to the party at their addresses below:

        Company                    Renex Corp.
                                   2100 Ponce de Leon Boulevard, Suite 950
                                   Coral Gables, Florida 33134
                                   Attention: President

        with a copy to:            Bryan W. Bauman, Esq.
                                   Wallace, Bauman, Fodiman & Shannon, P.A.
                                   2222 Ponce de Leon Boulevard, Sixth Floor
                                   Coral Gables, Florida 33134

        LUGO:                      1900 Sunset Harbor Drive, Unit 1102
                                   Miami Beach, Florida 33140

or such other address given by such party to the other party at any time hereafter.

               14. ENTIRE AGREEMENT. This Agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other prior written or oral agreements between them as to such subject matter.

               15. AMENDMENT. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

               16. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

               17. WAIVER. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

               18. ASSIGNMENT. No party may assign their rights hereunder without the prior written consent of the other, except that the Company may assign its rights to any affiliate or successor entity without the consent of LUGO subject to the provisions of Section 3.7 herein.

               19. CAPTIONS. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provisions of this Agreement.

               20. ATTORNEYS' FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.




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               21. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        RENEX CORP., a Florida corporation



                                        By:
                                           ------------------------------------
                                                    JAMES P. SHEA
                                            President/Chief Executive Officer



                                        ---------------------------------------
                                                     ORESTES L LUGO




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